Exhibit 99.1

Dr. Charles A. Dinarello of the University of Colorado and Acting
CEO of Omni Bio Pharmaceutical to be Awarded the Paul Ehrlich Prize

DENVER, CO. – October 2, 2009 – Omni Bio Pharmaceutical, Inc. (“OMNI”) (OTCBB: OMBP) today announced that its acting chief executive officer, Dr. Charles A. Dinarello, will be awarded the 100,000 euro 2010 Paul Ehrlich and Ludwig Darmstaedter Prize (“the 2010 Ehrlich Prize”) for his outstanding contributions to research in the field of cytokines.  The 2010 Ehrlich Prize will be presented on Paul Ehrlich's birthday, March 14, 2010, in the Frankfurt Paulskirche. The decision to award the prize to Dr. Dinarello was made by the Board of the Paul Ehrlich Foundation.

The Ehrlich Prize is among the most prestigious international prizes awarded in the Federal Republic of Germany in the field of medicine. The prize is awarded to scientists in recognition of their special achievements in Paul Ehrlich's field of research, especially immunology, cancer research, haematology, microbiology and chemotherapy.  Paul Ehrlich won a Nobel Prize in medicine in 1908 for his discovery of antibodies to treat diseases.

Dr. Dinarello is considered a founding father of cytokine biology.  Earlier this year Dr. Dinarello was jointly awarded the Albany Medical Center Prize in Medicine and Biomedical Research for his work in cytokine research.  The $500,000 Albany Prize is the United States’ largest prize in medicine.  On May 13, 2009, Dr. Dinarello was jointly awarded the $500,000 Crafoord Prize in Polyarthritis by the Royal Swedish Academy of Sciences, presented to him by the King of Sweden.  Dr. Dinarello donated his prize money to the Interleukin Foundation, which Dr. Dinarello started to help fund biomedical research.

About Dr. Charles A. Dinarello

Dr. Dinarello is Professor of Medicine in the Division of Infectious Diseases at the University of Colorado Denver.  He received his medical degree from Yale University and his clinical training at Massachusetts General Hospital. From 1974-1977 he was senior investigator at the National Institutes of Health in Bethesda. After being Professor of Medicine and Pediatrics at Tufts University School of Medicine and a staff physician at the New England Medical Center Hospital in Boston, he moved to the University of Colorado Denver School of Medicine in 1996.

Dr. Dinarello serves on the editorial board of the Proceedings of the National Academy of Sciences as well as several scientific journals. He has published over 600 original research articles on cytokines, particularly interleukin-1 and TNF. He has served on the Board of Scientific Advisors of the National Institutes of Allergy and Infectious Diseases, Alliance for Lupus Research, was Vice President of the American Society of Clinical Investigation (1989–1990) and President of the International Cytokine Society (1995–1996).

In 1993, he was awarded Germany’s Ernst Jung Prize for Medicine for his contributions to the study of infectious diseases and cytokines. He donated the entire prize money to universities and research institutes in the United States and Israel, and established the Sheldon M. Wolff Professorship at Tufts University to honor his late mentor. Prof. Dinarello received the Ludwig Heilmeyer Gold Medal of the Society for Internal Medicine, the International Chirone Prize from the Italian National Academy of Medicine, the Carol Nachman Prize in Rheumatology, Sheikh Hamdan bin Rashdid al Maktoum Award (United Arab Emirates) and the Beering Award (USA). Prof. Dinarello holds honorary degrees from the University of Marseille (France), the Weizmann Institute of Science (Israel) and the University of Frankfurt (Germany).   Dr. Dinarello is a director of Techne Corporation (NASDAQ NNM: TECH), and serves on the Scientific Advisory Boards of Senesco Technologies, Inc., Source MDx, GlobeImmune, Inc., and Capstone Therapeutics.

Dr. Dinarello became the acting chief executive officer of Omni in April 2009.

About the Paul Ehrlich Foundation

The Paul Ehrlich Foundation is a foundation of the Association of Friends and Patrons of the Johann Wolfgang Goethe University Frankfurt am Main e.v. The Honorary President of the Foundation, which was set up in 1929 by Hedwig Ehrlich, is the President of the Federal Republic of Germany, who also appoints the elected members of the Council and the Board of Trustees. The Chairman of the Association of Friends and Patrons is at the same time the Chairman of the Council of the Paul Ehrlich Foundation. This committee selects the prize-winners. The President of the Johann Wolfgang Goethe University is ex officio member of the Board of Trustees of the Paul Ehrlich Foundation.

About Omni Bio Pharmaceutical, Inc.

Omni Bio Pharmaceutical, Inc. (OTCBB: OMBP) is an emerging biopharmaceutical company formed to acquire, license, and develop existing novel therapies which have substantial commercialization potential. Omni is the licensee of issued and pending patents from the University of Colorado Denver. Omni has been advancing broad-spectrum therapeutics targeting bacterial and viral diseases, biohazards, diabetes and transplant rejection since February 2006. The Company's core technology is based on novel discoveries made at the University of Colorado involving therapeutic agents already approved for use in humans. For additional Information on Omni Bio Pharmaceutical, Inc., visit our website at www.omnibiopharma.com.

Company Contact:

Edward C. Larkin
Chief Operating Officer
Omni Bio Pharmaceutical, Inc.
303-867-3415